UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 25, 2006

Commission File Number:  0-21660

PAPA JOHN’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1203323
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

2002 Papa Johns Boulevard
Louisville, Kentucky  40299-2334

(Address of principal executive offices)

(502) 261-7272

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement with Robb S. Chase

On August 25, 2006, Papa John’s International, Inc. (the “Company”), entered into an employment agreement (the “Agreement”) with Robb S. Chase for service in the position of President, International.  The following summary of the material terms of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference.

The Agreement provides for the employment of Mr. Chase for a term commencing September 5, 2006, and continuing for an indefinite term until the termination of his employment as provided in the Agreement.  The Agreement provides for a base annual salary of $475,000 for service as President, International, with primary responsibility for directing and leading all aspects of the Company’s international business, together with other duties that may be assigned to him from time to time by the Company’s Chief Executive Officer or the Board of Directors.

Mr. Chase will be eligible to receive annual bonus payments in the targeted amount of fifty percent (50%) of his base salary, provided that performance criteria established by the Compensation Committee of the Company’s Board of Directors are met.  He will also be entitled to participate in other executive incentive compensation programs as may be approved and implemented by the Board of Directors of the Company from time to time.  Upon the commencement date of his employment, Mr. Chase will receive a stock option grant for 22,000 shares of the Company’s common stock, with an option price equal to the closing market price on the grant date; the option will have a five-year term and vest in three equal annual installments commencing on the first anniversary date of his employment.  Mr. Chase will be subject to a requirement that he hold the net proceeds received upon exercise of the stock option, less payment of the option price and applicable tax withholdings, in Company stock for at least three months.

The Agreement permits Mr. Chase to participate in the Company’s deferred compensation plan, 401(k) plan, and medical, dental, life and disability insurance programs, as well as to receive other standard benefits offered by the Company to its employees from time to time.  The Agreement also provides for reimbursement of expenses not to exceed $175,000, plus a gross-up payment to cover income taxes on that amount, in connection with the relocation of Mr. Chase’s primary residence to the Louisville, Kentucky area, under certain conditions, and for the Company’s payment of certain costs, including legal fees, in connection with the application for and retention of visas for Mr. Chase and the immediate family members of his household, all of whom are Canadian citizens.

The Agreement requires Mr. Chase to achieve by December 31, 2011, the minimum level of ownership of Company stock established by the Board from time to time for his position, which currently is three times his base annual salary, and provides that he must meet certain minimum ownership requirements in the interim.

Mr. Chase will receive severance benefits under the Agreement if the Company terminates his employment for any reason other than for “cause,” as defined in the Agreement.  In that instance

Mr. Chase would be entitled to receive $712,500 if terminated without cause within the first 18 months of the term of the Agreement and $475,000 during the term thereafter.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

Exhibit
Number	Description

10.1	Employment Agreement with Robb S. Chase as of August 25, 2006.

99.1	Papa John’s International, Inc. press release dated August 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.
(Registrant)

Date: August 31, 2006	/s/ J. David Flanery
J. David Flanery
Senior Vice President and
Chief Financial Officer